SECURITIES AND EXCHANGE COMMISSION

	WASHINGTON, D.C. 20549

	______________________


	FORM 8-K

	CURRENT REPORT

	Pursuant to Section 13 or 15(d) of the
	Securities Exchange Act of 1934

	Date of Report (Date of earliest event reported) August 7, 1996

		                            SUN CITY INDUSTRIES, INC.
		(exact name of registrant as specified in its charter)


		     Delaware                1-6914             59-0950777
			(State or other         (Commission File      (IRS Employer
			 jurisdiction of          Number)                    Identification
			 incorporation)                                           Number)


		        5545 N.W. 35th Avenue, Fort Lauderdale, Florida 33309 (Address of Principal Executive Offices)


	Registrant's telephone number, including area code (954) 730-3333


                       Inapplicable
(Former name or former address, if changed since last report)

   Item 5. Other Events

On August 7, 1996, the registrant was notified by the lender under its principal credit facility that it had borrowed $1.2 million in excess of the lender's formula of the applicable borrowing base limitations and that, therefore, certain technical events of default had occurred under its credit facility. As a result, and until the events of default have been cured, the rate of interest payable on the outstanding balance of $4.6 million has increased from prime plus 2.50% to prime plus 4.25%. The Company believes that the amount of the overadvance which has already been reduced to $900,000, should be significantly reduced during the third fourth quarters ended February 1, 1997 as a result of increased seasonal sales, the possible sale of certain real estate held by the Company as property held for sale, as well as from the collection of what the lender classifies as ineligible accounts.

The Company and its lender have both come to an accommodation in principle subject to the execution of a definitive agreement wherein the lender will continue to provide the Company with its working capital requirements as called for under the existing borrowing formula. The Company believes that based on this arrangement and the fact that sales have already begun to increase, it will have sufficient working capital to meet its day to day obligations.

In addition to the lender providing cash for operations, the Company believes it will require additional financing to meet other obligations and capital needs. The Company is currently investigating the availability of additional or substitute financing, as well as a capital investment to satisfy its capital needs. If, however, the Company is not successful in obtaining an investment or such financing, the Company may seek other remedies to address any liquidity problems that may arise in the future.

Item 7.  Exhibits

	Copy of News Release.

	SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

	SUN CITY INDUSTRIES, INC.


Dated: August 22, 1996                 	By: ____________________________
                                                	Malvin Avchen
                                            	Chief Executive Officer

INDEX TO EXHIBITS


	Sequentially
Exhibit	Numbered
Number	EXHIBIT	Page

1.	News Release	1